Exhibit 10.2

Execution Version

UNCONDITIONAL SECURED GUARANTY AND PLEDGE AGREEMENT

This UNCONDITIONAL SECURED GUARANTY AND PLEDGE AGREEMENT (this “Agreement”) is entered into as of December 22, 2020 by and between (a) YUMANITY THERAPEUTICS, INC., a Delaware corporation, formerly known as Proteostasis Therapeutics, Inc. (the “Guarantor”), and (b) HERCULES CAPITAL, INC., a Maryland corporation in its capacity as administrative agent and collateral agent (in such capacity, the “Agent”) for the several banks and other financial institutions or entities from time to time parties to the hereinafter defined Loan Agreement (collectively, the “Lenders”, and each, a “Lender”).

For and in consideration of all extensions of credit, loans and other financial accommodations provided by the Lenders to YUMANITY, INC., a Delaware corporation, formerly known as Yumanity Therapeutics, Inc. (“Yumanity”, and together with each Subsidiary of Yumanity from time to time party thereto as a borrower, collectively, “Borrowers”, and each, a “Borrower”), which loans were and will be made pursuant to that certain Loan and Security Agreement, dated as of December 20, 2019 as amended by that certain First Amendment to Loan and Security Agreement dated April 10, 2020, Second Amendment to Loan and Security Agreement dated April 24, 2020, Third Amendment to Loan and Security Agreement dated June 10, 2020 and Fourth Amendment and Consent to Loan and Security Agreement dated December 22, 2020, each among Borrower, Agent and the Lenders, as so amended and as further amended, restated, supplemented, modified, extended or renewed from time to time, the “Loan Agreement”), Guarantor hereby unconditionally and irrevocably guarantees the prompt and complete payment of all amounts Borrower owes the Lenders arising under the Loan Agreement and any Loan Document and Borrower’s performance of its Secured Obligations under the Loan Agreement and the other Loan Documents according to their terms. Capitalized terms used but not otherwise defined herein shall have the meanings given them under the Loan Agreement.

SECTION 1 – GUARANTEE

1.1 If any Borrower does not perform its Secured Obligations under the Loan Documents, Guarantor shall upon demand by Agent immediately pay all such amounts due thereunder (including, without limitation, all principal, interest and fees owing) under the Loan Documents (“Guarantor Obligations”).

1.2 The obligations hereunder are independent of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against Guarantor whether action is brought against Borrower or whether Borrower be joined in any such action or actions. To the fullest extent permitted by applicable law, Guarantor waives the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Guarantor’s liability under this Agreement is not conditioned or contingent upon the genuineness, validity, regularity or enforceability of the Loan Documents.

1.3 Guarantor authorizes Agent and the Lenders, without notice or demand and without affecting its liability hereunder, from time to time to (a) renew, extend or otherwise change the terms of the Loan Documents or any part thereof, (b) take security for the payment due under this Agreement or the Loan Documents, (c) exchange, enforce, waive or release any such security and (d) apply any security and direct its sale as Agent chooses.

1.4 To the fullest extent permitted by applicable law: Guarantor waives any right to require Agent to (a) proceed against Borrower or any other Person; (b) proceed against or exhaust any security held from Borrower or any other Person; or (c) pursue any other remedy in Agent’s power whatsoever. Agent may, at the election of the Lenders in accordance with the terms of the Loan Agreement, exercise, decline or fail to exercise, any right or remedy it may have against Borrower or any security held by Agent for the benefit of the Lenders, including without limitation the right to foreclose upon any such security by judicial or nonjudicial sale, without affecting or impairing in any way the liability of Guarantor hereunder. Guarantor waives any defense arising by reason of any disability or other defense of Borrower or any other guarantor, or by reason of the cessation from any cause whatsoever of the liability of Borrower or any other guarantor. Guarantor waives any setoff, defense or counterclaim that Borrower may have against Agent or the Lenders. Guarantor waives any defense arising out of the absence, impairment or loss of any right of reimbursement or subrogation or any other rights against Borrower. Until all of the amounts that Borrower owes to the Lenders (other than contingent indemnity obligations for which no claim has been asserted) have been paid in full, (i) Guarantor shall have no right of subrogation or reimbursement for claims arising out of or in connection with this Agreement, (ii) Guarantor shall have no right of contribution or other rights against Borrower, (iii) Guarantor waives any right to enforce any remedy that Agent now has or may hereafter have against Borrower, and (iv) Guarantor waives all rights to participate in any security now or hereafter held by Agent. Guarantor waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor and notices of acceptance of this Agreement and of the existence, creation or incurrence of new or additional Indebtedness. Guarantor assumes the responsibility for being and keeping itself informed of the financial condition of Borrower and of all other circumstances bearing upon the risk of nonpayment of any Indebtedness or nonperformance of any obligation of Borrower, warrants to Agent and the Lenders that it will keep so informed, and agrees that absent a request for particular information by Guarantor, neither Agent nor the Lenders shall have any duty to advise Guarantor of information known to Agent or the Lenders regarding such condition or any such circumstances. Guarantor waives the benefits of California Civil Code sections 2809, 2810, 2819, 2845, 2847, 2848, 2849, 2850, 2899 and 3433.

1.5 If any Borrower becomes insolvent, is adjudicated bankrupt or files a petition for reorganization, arrangement, composition or similar relief under any present or future provision of the United States Bankruptcy Code or reorganization or insolvency laws of any applicable jurisdiction, or if such a petition is filed against any Borrower, and in any such proceeding some or all of any Indebtedness or obligations under the Loan Agreement are terminated or rejected or any Secured Obligation of Borrower is modified or abrogated, or if Borrower’s Secured Obligations are otherwise avoided for any reason, Guarantor agrees that Guarantor’s liability hereunder shall not thereby be affected or modified and such liability shall continue in full force and effect as if no such action or proceeding had occurred. Notwithstanding any provision of the Loan Agreement to the contrary, the liability of Guarantor hereunder shall be reinstated and revived and the rights of Agent and each Lender shall continue if and to the extent that for any reason any payment by or on behalf of Guarantor or Borrower is rescinded or must be otherwise restored by any of Agent or any Lender, whether as a result of any proceedings in bankruptcy or reorganization of a Borrower or any other Guarantor or otherwise, all as though such payment had not been made. The determination as to whether any such payment must be rescinded or restored shall be made by Agent and each Lender in their sole discretion; provided, however, that if any of Agent or any Lender chooses to contest any such matter at the request of Guarantor, Guarantor agrees to indemnify and hold harmless such Person’s formal costs and expenses (including, without limitation, reasonable attorneys’ fees) of such litigation. To the extent any payment is rescinded or restored, Guarantor’s obligations hereunder shall be revived in full force and effect without reduction or discharge for that payment. Guarantor’s obligations under this Section 1.5 shall survive termination of this Agreement.

1.6 Any Indebtedness of Borrower now or hereafter held by Guarantor is hereby subordinated to any Indebtedness of Borrower to the Lenders; and such Indebtedness of Borrower to Guarantor shall be collected, enforced and received by Guarantor as trustee for the Lenders and be paid over to Agent for the ratable benefit of the Lenders on account of the Indebtedness of Borrower to the Lenders but without reducing or affecting in any manner the liability of Guarantor under the other provisions of this Agreement.

SECTION 2 – GRANT OF SECURITY INTEREST

2.1 To secure the payment and performance of all of the Guarantor Obligations when due, Guarantor hereby grants Agent, for the ratable benefit of the Lenders, a continuing security interest in, and pledges to Agent, for the ratable benefit of the Lenders, the Collateral (as defined below), wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Guarantor represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject to Permitted Liens). If Guarantor shall acquire a commercial tort claim, Guarantor shall promptly notify Agent in a writing signed by Guarantor of the general details thereof and grant to Agent, for the ratable benefit of the Lenders, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Agent. “Collateral” is any and all properties, rights and assets of any Loan Party described on Exhibit A attached hereto (including, for the avoidance of the doubt, the Pledge Collateral described in Section 3).

2.2 Guarantor hereby authorizes Agent, on behalf of the Lenders, to file financing statements, without notice to Guarantor, with all appropriate jurisdictions to perfect or protect Agent’s and the Lender’s interest or rights hereunder, including a notice that any disposition or pledge of the Collateral, by either Guarantor or any other Person, shall be deemed to violate the rights of Agent under the UCC.

2.3 In connection with the grant of any Lien on contract rights pursuant this Agreement, Guarantor hereby agrees and acknowledges that Agent shall not be deemed to have assumed any of the obligations or liabilities of Guarantor under any contract. Guarantor hereby covenants and agrees that upon the occurrence of an Event of Default, Agent shall be entitled to all rights and remedies to which it may be entitled under this Agreement, without the further consent of the Guarantor and such rights include the right of Agent to assign and or sell its rights herein. Guarantor agrees to sign all documents and instruments as may be necessary to effectuate such exercise of rights and remedies by Agent.

SECTION 3 – PLEDGE

3.1 As security for the full, prompt and complete payment and performance when due (whether by stated maturity, by acceleration or otherwise) of all the Guarantor Obligations, Guarantor hereby pledges to Agent, for the ratable benefit of the Lenders, and grants to Agent, for the ratable benefit of the Lenders, a first priority security interest in all of the following (collectively, the “Pledged Collateral”):

(a) all Equity Interests now owned or hereafter acquired by Guarantor including those listed on Exhibit B attached hereto;

(b) with respect to any limited liability company membership units or general or limited partnership interests now owned or hereafter acquired by Guarantor: (i) all payments or distributions whether in cash, property or otherwise, at any time owing or payable to Guarantor on account of its interest as a member or partner, as the case may be, in any of the issuers of such Equity Interests or in the nature of a management or other fee paid or payable by any of such issuers to Guarantor; (ii) all of Guarantor’s rights and interests under each Certificate of Incorporation or Formation (as applicable), bylaws or operating agreement (the foregoing, collectively, the “Operating Documents”), including all voting and management rights and all rights to grant or withhold consents or approvals; (iii) all rights of access and inspection to and use of all books and records, including computer software and computer software programs, of each of such issuers; (iv) all other rights, interests, property or claims to which Guarantor may be entitled in its capacity as a partner or a member of any such issuer; and (v) all proceeds, income from, increases in and products of any of the foregoing, in each case subject to the terms of this Agreement;

(c) all additional Equity Interests from time to time acquired or formed by Guarantor in any manner (which additional Equity Interests shall be deemed to be part of the Pledged Collateral whether or not Exhibit B has been updated in accordance with the terms of this Agreement), and any certificates, if applicable, representing such additional Equity Interests;

(d) all rights and interests of Guarantor in respect of a joint venture; and

(e) all dividends, distributions, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Equity Interests, in each case subject to the terms of this Agreement.

Guarantor irrevocably waives any and all of its rights under provisions of any Operating Document of any Subsidiary which is a limited liability company or limited partnership, and under the laws under which such Subsidiary has been organized, to the extent Guarantor has the legal capacity to do so and that such waiver is permitted, that would operate to (a) prohibit, restrict, condition or otherwise adversely affect the pledge hereunder or any enforcement action which may be taken in respect of this pledge or (b) otherwise conflict with the terms of this Section 3. If Guarantor at any time owns or acquires Pledged Collateral consisting of Equity Interests of limited liability company or limited partnership interests, Guarantor hereby irrevocably consents to (i) the grant of the security interest provided for herein to Agent, and (ii) Agent or its nominee becoming a member or limited or general partner, as applicable, in such limited liability company or limited partnership, as applicable (including succeeding to any management rights appurtenant thereto), in connection with the exercise of remedies in accordance with the terms hereof; provided that such successor member or partner, as applicable, then agrees in writing to be bound by, and a party to, the applicable Operating Document pursuant to the terms therein.

3.2 Guarantor shall deliver to Agent concurrently with the execution hereof (or, in the case of any such certificates or instruments that hereafter come into existence, promptly following receipt of the same by Guarantor) all certificates or other instruments representing or evidencing any Pledged Collateral, accompanied by appropriate duly executed instruments of transfer or assignment (including, without limitation, stock powers) in blank, all in form and substance satisfactory to Agent. Exhibit B identifies which Pledged Collateral are certificated and which Pledged Collateral are not certificated.

3.3 Guarantor agrees to pay prior to delinquency all taxes, charges, Liens and assessments, in each case imposed by any governmental authority, against the Pledged Collateral, except those with respect to which the amount or validity is being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Guarantor, and upon the failure of Guarantor to do so, contemporaneous with written notice thereof from Agent to Guarantor, Agent at its option may pay any of them.

3.4 In the event that during the term of this Agreement, any reclassification, readjustment, or other change is declared or made in the capital structure of the issuer of any Pledged Collateral, all new, substituted and additional shares, options, or other securities, issued or issuable to Guarantor by reason of any such change or exercise shall be delivered to and held by Agent under the terms of this Agreement in the same manner as the Pledged Collateral originally pledged hereunder.

SECTION 4 – REPRESENTATIONS AND WARRANTIES

4.1 Guarantor hereby represents and warrants to Agent that:

(a) Guarantor (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) is duly qualified to do business and is in good standing in every jurisdiction where the nature of its business requires it to be so qualified (except where the failure to so qualify would not have a material adverse effect on Guarantor’s condition, financial or otherwise, or on Guarantor’s ability to pay or perform its obligations hereunder); and (iii) has all requisite power and authority to execute and deliver this Agreement and each Loan Document executed and delivered by Guarantor pursuant to the Loan Agreement or this Agreement and to perform its obligations thereunder and hereunder;

(b) The execution, delivery and performance by Guarantor of this Agreement (i) are within Guarantor’s powers and have been duly authorized by all necessary action; (ii) do not contravene Guarantor’s charter documents or any law or any material contractual restriction binding on or affecting Guarantor or by which Guarantor’s property may be affected; (iii) do not require any authorization or approval or other action by, or any notice to or filing with, any governmental authority or any other Person under any material indenture, mortgage, deed of trust, lease, agreement or other instrument to which Guarantor is a party or by which Guarantor or any of its property is bound, except such as have been obtained or made; and (iv) do not result in the imposition or creation of any Lien upon any property of Guarantor, other than the Lien created pursuant hereto;

(c) This Agreement is a valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally or by general equitable principles;

(d) Guarantor is not in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any governmental authority, where such violation or default is reasonably expected to result in a Material Adverse Effect. Guarantor is not in default in any manner under any provision of any agreement or instrument evidencing material Indebtedness, or any other material agreement to which it is a party or by which it is bound and for which such default would reasonably be expected to result in a Material Adverse Effect. Guarantor is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act or 1940, as amended. Neither Borrower nor any Subsidiary is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). None of Guarantor, any of its Subsidiaries, or any of Borrowers’ or Subsidiaries’ Affiliates or any of its agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. None of Guarantor, any of its Subsidiaries, or to the knowledge of Borrowers and any of its Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law. None of the funds to be provided under the Loan Agreement will be used, directly or indirectly, (1) for any activities in violation of any applicable anti-money laundering, economic sanctions and anti-bribery laws and regulations laws and regulations or (2) for any payment to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. Guarantor has implemented and maintains in effect policies and procedures designed to ensure compliance by it, its respective Subsidiaries and its respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Guarantor, its Subsidiaries and its officers and employees and to its knowledge, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

(e) there is no action, suit or proceeding affecting Guarantor pending or, to Guarantor’s knowledge, threatened in writing before any court, arbitrator, or governmental authority, domestic or foreign, which could reasonably be expected to have a material adverse effect on the ability of Guarantor to perform its obligations under this Agreement;

(f) As of the date of this Agreement, Guarantor’s obligations hereunder are not subject to any offset or defense against Agent or any Lender or Borrower of any kind;

(g) the financial statements of Guarantor, copies of which have been and shall be furnished to the Lenders, fairly present in all material respects the financial position of Guarantor for the dates and periods purported to be covered thereby, and there has been no material adverse change in the financial position of Guarantor since the date of such financial statements;

(h) neither Guarantor nor its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under applicable law;

(i) the incurrence of the Guarantor Obligations under this Agreement will not cause Guarantor to (i) become insolvent; (ii) be left with unreasonably small capital for any business or transaction in which Guarantor is presently engaged or plans to be engaged; or (iii) be unable to pay its debts as such debts mature;

(j) Guarantor is the sole holder of record and the sole beneficial owner of the Pledged Collateral pledged to Agent by Guarantor hereunder, free and clear of any Lien thereon or affecting title thereto, except for Permitted Liens;

(k) all Equity Interests constituting Pledged Collateral are duly authorized, validly issued and are fully paid and non-assessable. The execution, delivery and performance thereof and the pledge of and granting of a security interest in the Pledged Collateral under this Agreement do not contravene any provision of the Operating Documents of the issuer of such Equity Interests. All certificates representing Guarantor’s interest in Pledged Collateral have been delivered to Agent, together with duly executed transfer powers or other appropriate instruments of transfer (each in form and substance satisfactory to Agent), duly executed in blank by Guarantor;

(l) Guarantor has the right and requisite authority to pledge and grant a security interest in the Pledged Collateral pledged by Guarantor to Agent, on behalf of itself and the Lenders, as provided herein;

(m) none of the Pledged Collateral has been transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such transfer may be subject;

(n) the information set forth on Schedule 1 hereto is true, accurate and complete. Except as set forth on Schedule 1 hereto, Guarantor does not own, license or otherwise have rights to intellectual property or any other material assets. Except as set forth on Schedule 1 hereto, Guarantor has no operations other than incidental to the ownership of the Equity Interests of Borrower;

(o) all of the Pledged Collateral is presently owned by Guarantor, and are presently represented by the certificates listed on Exhibit B hereto and there are no existing options, warrants, calls or commitments of any character whatsoever relating to the Pledged Collateral;

(p) the Pledged Collateral constitute the percentage of the issued and outstanding shares of Stock as set forth in Exhibit B;

(q) no consent, approval, authorization or other order of any Person and no consent or authorization of any governmental authority is required to be made or obtained which has not yet been made or obtained by Guarantor either (i) for granting any Lien on the Collateral pursuant to this Agreement or for the execution, delivery, or performance of this Agreement by Guarantor; or (ii) for the exercise by Agent of the voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally and laws under applicable jurisdictions outside of the United States;

(r) the pledge, grant of a Lien in, and delivery of the Collateral pursuant to this Agreement will create a valid first priority Lien on and in the Collateral and the proceeds thereof, securing the payment of the Guarantor Obligations;

(s) all information with respect to the Collateral set forth in any schedule, certificate or other writing at any time furnished by Guarantor to Agent, and all other written information at any time furnished by Guarantor to Agent, is and shall be true and correct in all material respects as of the date furnished; and

(t) all representations and warranties contained in this Agreement are true at the time of Guarantor’s execution of this Agreement and shall be true in all material respects (unless such representation and warranties are already qualified, in which case, they shall be true and correct in accordance with the terms of such representations and warranties) on the date of each Term Loan Advance under the Loan Agreement. Guarantor expressly agrees that any misrepresentation or breach of any warranty whatsoever contained in this Agreement shall be deemed material.

SECTION 5 – AFFIRMATIVE COVENANTS

Guarantor covenants and agrees to the following:

5.1 Government Compliance. Maintain its legal existence and good standing in its jurisdictions of organization and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Comply with all laws, ordinances and regulations to which Guarantor is subject, the noncompliance with which could reasonably be expected to have a Material Adverse Effect. Obtain and keep in full force and effect, all of the material governmental authorizations, approvals, licenses, franchises, permits or registrations reasonably necessary for the performance by Guarantor of its businesses and obligations under this Agreement.

5.2 Reporting; Notices. Deliver to Agent:

(a) prompt notice of any (i) amendments to the organizational documents of Guarantor and (ii) material changes to the capitalization table of Guarantor, together with any copies reflecting such amendments or changes with respect thereto.

(b) prompt written notice of any changes to the information set forth on Schedule 1; and

(c) other information regarding Guarantor as reasonably requested by Agent or any Lender.

5.3 Books and Records. Keep proper books of record and account in accordance with GAAP in all material respects, in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. Guarantor shall allow, at the sole cost of Guarantor, Agent or any Lender during regular business hours upon reasonable prior notice (provided that no notice shall be required when an Event of Default has occurred and is continuing), to visit and inspect any of its properties, any Collateral, to examine and make abstracts or copies from any of its books and records, and to conduct an analysis of its operations. Such audits shall be conducted no more often than twice every year unless (and more frequently if) an Event of Default has occurred and is continuing.

5.4 Taxes. Timely file all required tax returns and reports and timely pay all foreign, federal, state, and local taxes, assessments, deposits and contributions owed by Guarantor, except for deferred payment of any taxes contested as provided in this Section 5.4, and shall deliver to Agent, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with the terms of such plans. Guarantor may defer payment of any contested taxes, provided that Guarantor (i) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (ii) notifies Agent in writing of the commencement of, and any material development in, the proceedings, and (iii) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any assets of Guarantor. Notwithstanding anything to the contrary contained in this Section 5.4, Guarantor shall not be in breach of this Section 5.4 unless the amount of taxes covered by tax returns and reports that have not been filed (other than United States and state income taxes), together with the amount of taxes that have not been timely paid (other than United States and state income taxes), exceeds Ten Thousand Dollars($10,000.00) in the aggregate.

5.5 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Guarantor’s industry and location and as Agent may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Agent, and Guarantor shall deliver all such certificates and endorsements required pursuant to Section 6.2 of the Loan Agreement.

5.6 Litigation Cooperation. Make available to Agent and Lenders, without expense to Agent or any Lender and upon reasonable prior notice, Guarantor and each of Guarantor’s officers, employees and agents and Guarantor’s Books, to the extent that a Secured Party may reasonably deem them necessary to prosecute or defend any third-party suit or proceeding instituted by or against Agent or any Lender with respect to any Collateral or relating to Guarantor.

5.7 Notices of Litigation and Default. Guarantor will give prompt written notice to Agent of any litigation or governmental proceedings pending or threatened (in writing) against Guarantor, any Collateral or any of its Intellectual Property, which (a) could reasonably be expected to result in damages or costs to Guarantor of One Hundred Thousand Dollars ($100,000.00) or more, (b) relates to assets or property with an aggregate value in excess of Two Hundred and Fifty Thousand Dollars ($250,000) or more or (c) could reasonably be expected to have a Material Adverse Effect. Without limiting or contradicting any other more specific provision of this Agreement, promptly (and in any event within three (3) Business Days) upon Guarantor becoming aware of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, Guarantor shall give written notice to Agent of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

5.8 Creation/Acquisition of Subsidiaries. In the event Guarantor or any of its Subsidiaries creates or acquires any Subsidiary, Guarantor shall provide prior written notice to Agent within twenty (20) days of the creation or acquisition of such new Subsidiary and promptly take all such action as may be reasonably required by Agent to cause each such Subsidiary to (a) become a co-Borrower under the Loan Agreement by executing a joinder agreement in the form attached thereto as Exhibit F or become a guarantor under this Agreement to guarantee the Secured Obligations of Borrowers under the Loan Documents by executing a Joinder Agreement in the form attached hereto as Exhibit C, (b) provide to Agent appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Agent, for the ratable benefit of the Lenders and (c) provide to Agent all other documentation in form and substance satisfactory to Agent, reasonably requested by Agent in its good faith business judgment, with respect to the execution and delivery of the applicable documentation referred to above. Guarantor (or Guarantor’s Subsidiary, as applicable) shall grant and pledge to Agent, for the ratable benefit of Lenders, a perfected security interest in the stock, units or other evidence of ownership of each such newly created Subsidiary. Any document, agreement, or instrument executed or issued pursuant to this Section 5.8 shall be a Loan Document.

5.9 Guarantor further covenants and agrees to the following:

(a) Execute any further instruments and take further action as Agent reasonably requests to perfect or continue Agent’s Lien in the Collateral, to ensure to Agent the benefits of the Liens in and to the Collateral, or to effect the purposes of this Agreement including the filing of any necessary UCC financing statements, which may be filed by Agent with or (to the extent permitted by law) without the signature of Guarantor, and will cooperate with Agent, at Guarantor’s expense, in obtaining all necessary approvals and making all necessary filings under federal, state, local or foreign law in connection with such Liens or any sale or transfer of the Collateral. Deliver to Agent, within five (5) days after the same are sent or received, copies of all material correspondence, reports, documents and other filings with any governmental authority that could reasonably be expected to have a material adverse effect on any of the governmental approvals material to Guarantor’s business or otherwise could reasonably be expected to have a Material Adverse Effect.

(b) Guarantor shall make any payments and do any act reasonably necessary or convenient to protect the Collateral and the value of Agent’s interest therein for the ratable benefit of Lenders. If Guarantor fails to pay any amount or furnish any required proof of payment to third Persons as required hereunder, Agent may make all or part of the payment or obtain insurance policies, and take any action under the policies as Agent deems prudent. Any amounts paid by Agent shall be immediately due and payable, bearing interest at the Default Rate, and be secured by the Collateral. No payments by Agent are an agreement to make similar payments in the future or Agent’s or Lenders’ waiver of any Event of Default.

(c) Guarantor has and will defend the title to the Collateral and the Liens of Agent in the Collateral against the claim of any person or entity (other than Permitted Liens) and will maintain and preserve such Liens.

(d) Guarantor shall, upon acquiring any new Equity Interests constituting Pledged Collateral or instruments constituting Collateral, promptly (and in any event within five (5) Business Days of any such acquisition) (i) deliver to Agent an updated Exhibit B hereto, in form reasonably satisfactory to Agent, identifying such additional Equity Interests, which shall be attached to this Agreement, and (ii) either deliver or otherwise cause the transfer of such additional Equity Interests or instruments (including any certificates and duly executed transfer powers or other instruments of transfer executed in blank and in form and substance satisfactory to Agent) to Agent as required under this Agreement or any Loan Document, provided that to the extent the Operating Documents of an issuer do not provide for the issuance of physical stock certificates and as long as no physical stock certificates are issued, Guarantor shall not be required to deliver stock certificates or stock powers. Guarantor hereby authorizes Agent to attach each updated Exhibit B to this Agreement and agrees that all Pledged Collateral identified therein shall for all purposes hereunder be considered Pledged Collateral.

(e) Guarantor shall (i) protect, defend and maintain the validity and enforceability of its Intellectual Property material to its business; (ii) promptly advise Agent in writing of material infringements of its Intellectual Property material to its business of which it is aware; and (iii) not allow any Intellectual Property material to its business to be abandoned, forfeited or dedicated to the public without Agent’s written consent.

5.10 Guarantor agrees that a breach of any covenants contained in this Section 5 will cause irreparable injury to Agent, that Agent has no adequate remedy at law in respect of such breach and, as a consequence, agrees that each and every covenant contained in this Section 5 shall be specifically enforceable against Guarantor, and Guarantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that the Secured Obligations are not then due and payable.

SECTION 6 – NEGATIVE COVENANTS

Guarantor shall not do any of the following:

6.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”) all or any part of its business or property, including the equity of any Subsidiary, except for Transfers described in clauses (iv), (v), and (vi) of the defined term “Permitted Transfer” in the Loan Agreement, and Transfers to Borrower; provided that without the prior written consent of Agent, Guarantor will not sell, assign, transfer, pledge, or otherwise encumber any of its rights in or to the Pledged Collateral, or any unpaid dividends, interest or other distributions or payments with respect to the Pledged Collateral or grant a Lien in the Pledged Collateral.

6.2 Changes in Business, Management or Ownership. (a) Engage in any business other than the businesses engaged in by Guarantor as of the date of this Agreement or reasonably related thereto; (b) liquidate or dissolve; (c) any Key Person shall cease to be actively engaged in the management of Guarantor unless written notice thereof is provided to Agent within five (5) Business Days of such change; or (d) suffer a Change in Control.

6.3 Mergers or Acquisitions. Merge or consolidate with any other Person, or acquire, all or substantially all of the capital stock, shares or property of another Person. Without limiting the foregoing, Guarantor shall not, without Agent’s prior written consent, enter into any binding contractual arrangement with any Person to attempt to facilitate a merger or acquisition of Guarantor, unless (a) no Event of Default exists when such agreement is entered into by Guarantor, (b) such agreement does not give such Person the right to claim any fees, payments or damages from Guarantor in excess of Two Hundred Fifty Thousand Dollars ($250,000.00), and (c) Guarantor notifies Agent in advance of entering into such an agreement.

6.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness other than Permitted Indebtedness; provided however, that there shall be no Liens whatsoever on Intellectual Property.

6.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any accounts, except for Permitted Liens.

6.6 Distributions; Investments. (a) Pay any dividends (other than dividends payable solely in capital stock) or make any distribution or payment in respect of or redeem, retire or purchase any capital stock (other than repurchases permitted by Section 7.7 of the Loan Agreement), or (b) directly or indirectly make any Investment other than Permitted Investments.

6.7 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Guarantor, except for (a) transactions that are in the ordinary course of Guarantor’s business, upon fair and reasonable terms that are no less favorable to Guarantor than would be obtained in an arm’s length transaction with a non-affiliated Person, and (b) Subordinated Indebtedness or equity investments by Guarantor’s investors in Guarantor.

6.8 Subordinated Indebtedness. (a) Make or permit any payment on any Subordinated Indebtedness, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Indebtedness is subject, or (b) amend any provision in any document relating to the Subordinated Indebtedness which would increase the amount thereof or adversely affect the subordination thereof.

6.9 Holding Company. Incur any liabilities (other than liabilities arising under this Agreement), own or acquire any assets (other than the Equity Interests of Borrower or other Subsidiaries as to which Guarantor has complied with Section 5.8 above or cash, subject to compliance with Section 6.10 below) or engage itself in any operations or business, except in connection with the maintenance of legal existence, the ownership of Equity Interests of Borrower or such other Subsidiaries and its rights and obligations under this Agreement.

6.10 Cash Balances. From and after thirty (30) days from the date hereof, maintain an aggregate balance in excess of $250,000 in Deposit Accounts or Securities Accounts without contributing such excess immediately to a Deposit Account or Securities Account of Borrower subject to an account control agreement in favor of Agent.

6.11 Compliance with Anti-Terrorism Laws. Enter into, or permit any Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Guarantor shall immediately notify Agent if Guarantor has knowledge that Guarantor, or any Affiliate of Guarantor, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. Guarantor shall not, nor shall Guarantor permit any Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

6.12 Guarantor shall not permit any Operating Document of any Subsidiary, or any shareholder agreement or letter agreement in respect thereof, to contain any provision, unless waived, which would restrict, delay or condition the grant of the security interest in the Pledged Collateral as set forth in this Agreement or the exercise of any remedy with respect to the Pledged Collateral, including, without limitation, the exercise of voting rights by Agent or the disposition of the Pledged Collateral after the occurrence of an Event of Default.

6.13 Guarantor shall not enter into any agreement restricting its ability to vote the Equity Interests or assigning or otherwise transferring or restricting its ability to vote the Equity Interests owned by Guarantor other than pursuant to the express terms of any Loan Document.

6.14 Guarantor shall not agree with any Person other than Agent or any Lender not to encumber its property (other than holders of Permitted Liens). Guarantor shall not enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of Guarantor to create, incur, assume or suffer to exist any Lien upon any of its property (including its Intellectual Property), whether now owned or hereafter acquired, to secure its Guarantor Obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or capital lease obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) and (c) customary restrictions on the assignment of leases, licenses and other agreements.

6.15 Guarantor agrees that a breach of any covenants contained in this Section 6 will cause irreparable injury to Agent, that Agent has no adequate remedy at law in respect of such breach and, as a consequence, agrees that each and every covenant contained in this Section 6 shall be specifically enforceable against Guarantor, and Guarantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that the Secured Obligations are not then due and payable.

SECTION 7 – GUARANTOR’S RIGHTS

7.1 So long as no Event of Default shall have occurred and be continuing, Guarantor shall have the right to vote and give consents with respect to the Pledged Collateral or any part thereof for all purposes not inconsistent with the provisions of this Agreement and the Loan Agreement; provided, however, that no vote shall be cast, and no consent shall be given or action taken, which would have the effect of materially impairing the position or interest of Agent in respect of the Pledged Collateral.

7.2 So long as no Event of Default shall have occurred and be continuing, Guarantor shall be entitled to collect and receive for Guarantor’s own use, and shall not be required to pledge pursuant to Section 3 above, any cash dividends, proceeds or distributions paid in respect of the Pledged Collateral, except such dividends, proceeds or distributions as are prohibited under the Loan Agreement or any other Loan Document; provided, however, (i) all rights of Guarantor to receive cash dividends and distributions with respect to Pledged Collateral owned by Guarantor, and, at Agent’s option, upon notice by Agent to the Guarantor, all right to vote and give consents, waivers and ratifications with respect to such Pledged Collateral, shall terminate upon the occurrence and during the continuation of an Event of Default, and (ii) until actually paid, all rights to any such permitted dividends, proceeds or distributions shall remain subject to the Lien created by this Agreement. All dividends, proceeds or distributions in respect of any of the Pledged Collateral of Guarantor whenever paid or made (other than such cash dividends, proceeds or distributions as are permitted to be paid to Guarantor in accordance with this clause (b)) shall be delivered to Agent to hold as Pledged Collateral and shall, if recovered by Guarantor, be received in trust for the benefit of Agent, be segregated from the other property or funds of Guarantor, and be forthwith delivered to Agent as Pledged Collateral.

SECTION 8 – EVENTS OF DEFAULT

8.1 Upon the occurrence and during the continuation of an Event of Default, Agent, for the benefit of Lenders, shall have all of the rights of a secured party under the UCC and all of the rights outlined hereunder, in Section 10 or otherwise in the Loan Agreement with respect to the Collateral. Guarantor’s obligations hereunder are not limited to the Collateral or any exercise by Agent of rights and remedies against the same, and Agent may pursue any other available rights and remedies against Guarantor, whether hereunder, at law or otherwise, without resort to the Collateral if Agent deems it in its best interests to do so.

8.2 During the existence and continuation of an Event of Default,

(a) All or any portion of the Guarantor Obligations may, at the option of Agent and without demand, notice, or legal process of any kind (other than as required by the Loan Agreement), be declared, and immediately shall become, due and payable.

(b) Agent (personally or through an agent) is hereby authorized and empowered to transfer and register in its name or in the name of its nominee the whole or any part of the Collateral, to exchange certificates or instruments representing or evidencing Collateral for certificates or instruments of smaller or larger denominations, to exercise the voting rights with respect thereto (including the liquidation of the assets of the issuer thereof), to collect and receive all cash dividends and other distributions made thereon from and after such date, to sell in one or more sales after ten (10) days’ notice of the time and place of any public sale or of the time after which a private sale is to take place (which notice Guarantor agrees is commercially reasonable), but without any previous notice or advertisement, the whole or any part of the Collateral, to demand, sue for, collect or make any compromise or settlement Agent deems suitable in respect of any Equity Interests and to otherwise act with respect to the Collateral as though Agent was the outright owner thereof. Guarantor hereby irrevocably appoints Agent the proxy and attorney-in-fact of Guarantor, with full power of substitution (which appointment is coupled with an interest) to take all such actions permitted hereunder or otherwise permitted by law; provided, however, Agent shall not have any duty to exercise any such right or to preserve the same and shall not be liable for any failure to do so or for any delay in doing so. Any sale shall be made at a public or private sale at such location as Agent may reasonably select, and to the extent permitted by law Agent may be the purchaser of the whole or any part of the Collateral so sold and hold the same thereafter in its own right free from any claim of Guarantor or any right of redemption. Each sale shall be made to the highest bidder, but Agent reserves the right to reject any and all bids at such sale which it, in its sole discretion, shall deem inadequate. Guarantor recognizes Agent may be unable to effect a public sale or other disposition of its Equity Interests by reason of certain prohibitions contained in securities laws and other applicable laws, but may be compelled to resort to one or more private sales thereof to a restricted group of purchasers. Guarantor agrees that any such private sales may be at prices and other terms less favorable to the seller than if sold at public sales and that such private sales shall not by reason thereof be deemed not to have been made in a commercially reasonable manner. Agent shall be under no obligation to delay a sale of any of the Collateral for the period of time necessary to permit the issuer of Equity Interests to register such securities for public sale under securities laws or other applicable laws, even if such issuer would agree to do so. Except as otherwise provided herein, Guarantor hereby waives demand of performance, notices of sale, advertisements, and the presence of the Collateral at any sale thereof. Any sale hereunder may be conducted by an auctioneer or any officer or agent of Agent.

(c) If, at the original time or times appointed for the sale of the whole or any part of the Collateral by public sale, the highest bid shall be inadequate to discharge in full all the Guarantor Obligations if there be but one sale, or if the Collateral be offered for sale in lots, if at any of such sales, the highest bid for the lot offered for sale would indicate to Agent, in its sole discretion, the unlikelihood of the proceeds of the sales of the whole of the Collateral being sufficient to discharge all the Guarantor Obligations, Agent may, on one or more occasions and in its sole discretion, postpone any of said sales by public announcement at the time of sale, and no other notice of such postponement or postponements of sale need be given, any other notice being hereby waived; provided, however, that if a public sale is postponed for more than sixty (60) days, Agent shall re-notice Guarantor of any subsequent public sale of the affected Collateral in accordance with Section 8.2(b), above.

(d) In the event of any sales hereunder, Agent shall, after deducting all reasonable costs or expenses of every kind (including, without limitation, reasonable documented out-of-pocket attorneys’ fees, costs and other reasonable documented out-of-pocket legal expenses) for care, safekeeping, collection, sale, delivery, or otherwise, apply the residue of the proceeds of the sales to the payment or reduction, either in whole or in part, of the Secured Obligations in accordance with the agreements and instruments governing and evidencing such Secured Obligations, returning the surplus, if any, to Guarantor or to whosoever may be lawfully entitled to receive the same. Agent shall, in no event, be required to pay, in the aggregate taking into account all other payments made to Guarantor under this Section 8.2(d), more than the total value of such surplus, as reasonably determined by Agent, and Agent shall not be responsible for the apportionment or payment of any surplus to Guarantor except to Guarantor pursuant to this Section 8.2(d).

8.3 If, at any time when Agent shall determine to exercise its right to sell the whole or any part of the Pledged Collateral hereunder, such Pledged Collateral or the part thereof to be sold shall not, for any reason whatsoever, be effectively registered under the Securities Act of 1933, as amended (the “Act”), Agent may, in its discretion (subject only to applicable requirements of law), sell such Pledged Collateral or part thereof by private sale in such manner and under such circumstances as Agent may deem necessary or advisable, but subject to applicable law and the other requirements of this Section 8.3, and shall not be required to effect such registration or cause the same to be effected. Without limiting the generality of the foregoing, in any such event Agent may, in its sole discretion, (i) in accordance with applicable securities laws, proceed to make such private sale notwithstanding that a registration statement for the purpose of registering such Pledged Collateral or part thereof could be or shall have been filed under the Act; (ii) approach and negotiate with a single possible purchaser to effect such sale; and (iii) restrict such sale to a purchaser who will represent and agree that such purchaser is purchasing for its own account, for investment, and not with a view to the distribution or sale of such Pledged Collateral or part thereof. In addition to a private sale as provided above in this Section 8.3 if any of the Pledged Collateral shall not be freely distributable to the public without registration under the Act at the time of any proposed sale hereunder, then Agent shall not be required to effect such registration or cause the same to be effected but may, in its sole discretion (subject only to applicable requirements of law), require that any sale hereunder (including a sale at auction) be conducted subject to such restrictions as Agent may, in its sole discretion, deem necessary or appropriate in order that such sale (notwithstanding any failure to so register) may be effected in compliance with the bankruptcy laws and other laws affecting the enforcement of creditors’ rights and the Act and all applicable state securities laws. Notwithstanding anything to the contrary contained herein, Guarantor agrees to use its commercially reasonable efforts to cause each issuer of the Equity Interests contemplated to be sold, to execute and deliver, and cause the directors and officers of such issuer to execute and deliver, all at Guarantor’s expense, all such instruments and documents, and to do or cause to be done all such other acts and things as may be necessary or, in the reasonable opinion of Agent, advisable to exempt such Equity Interests from registration under the provisions of applicable laws, and to make all amendments to such instruments and documents which, in the opinion of Agent, are necessary or advisable, all in conformity with the requirements of applicable laws and the rules and regulations of the Securities and Exchange Commission applicable thereto.

8.4 Upon the request of Agent, at any time after the occurrence and during the continuance of an Event of Default, Guarantor shall notify obligors on its Receivables that such Receivables have been assigned to Agent for the ratable benefit of Lenders and that payments in respect thereof shall be made directly to Agent. Anything herein to the contrary notwithstanding, Guarantor shall remain liable under each of its Receivables and any contract or agreement of Guarantor related thereto to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither Agent nor any Lender shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) or contract or agreement of Guarantor by reason of or arising out of this Agreement or the receipt by Agent or any Lender of any payment relating thereto, nor shall Agent nor any Lender be obligated in any manner to perform any of the obligations of Guarantor under or pursuant to any Receivable (or any agreement giving rise thereto) or contract or agreement of Guarantor, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

8.5 Guarantor hereby irrevocably authorizes and empowers Agent as its agent at any time after the occurrence and during the continuance of an Event of Default to (a) either directly or on behalf of Guarantor, assert any claim and enforce any powers, rights and remedies as Guarantor may have from time to time under any contract as Agent may deem proper, and (b) receive and collect any and all proceeds, awards or amounts due to Guarantor under any contract (including, without limitation, any amounts due to Guarantor in respect of any indemnification claims under any contract) and apply all such amounts on account of the Guarantor Obligations in such manner as Agent shall elect. Guarantor covenants and agrees that Agent has the right, without the consent of or notice to Guarantor, to assign, sell, or otherwise transfer all or any part of Agent’s rights and benefits hereunder as well as the right to specifically enforce the terms and conditions of this Agreement, without the further consent of Guarantor. In the event that any contract is transferred by Agent pursuant to its rights as a secured party either by sale, assignment, secured party’s sale, foreclosure, or otherwise, the transferee of such contract shall receive all of the rights, benefits and responsibilities of Guarantor under the contract, without the consent of Guarantor or any other party, as if the transferee was Guarantor under such contract.

SECTION 9 – RIGHT TO INVEST

Guarantor hereby agrees that Lenders or their assignee or nominee shall have the right, in their discretion, to invest up to $2,000,000 in any Subsequent Financing on the same terms, conditions and pricing afforded to others participating in any such Subsequent Financing. This Section 9, and all rights and obligations hereunder, shall survive the repayment of indebtedness under, and otherwise shall survive the expiration or other termination of, the Loan Agreement and this Agreement, provided that this section shall automatically terminate on the fifth (5th) anniversary of the Closing Date.

SECTION 10 – DEFINITIONS

10.1 As used in this Agreement, the following terms have the following meanings (it being understood that unless otherwise defined herein, terms that are used herein and defined in the UCC or the other Loan Documents shall have the meanings given to them in the UCC or the other Loan Documents, as applicable):

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by Guarantor or in which Guarantor now holds or hereafter acquires any interest.

“Intellectual Property” means all of Guarantor’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; its applications therefor and reissues, extensions, or renewals thereof; and its goodwill associated with any of the foregoing, together with its rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Key Person” means each of Guarantor’s (a) Chief Executive Officer, who is Richard Peters as of the date of this Agreement, and (b) Chief Business Officer, who is Paulash Moshen as of the date of this Agreement.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.

“Material Adverse Effect” means a material adverse effect upon: (a) the business, operations, properties, assets or financial condition of Guarantor; or (b) the ability of Guarantor to perform or pay the Secured Obligations in accordance with the terms of this Agreement, or the ability of Agent or any Lender to enforce any of its respective rights or remedies with respect to the Secured Obligations; or (c) the Collateral or Agent’s Liens on the Collateral or the priority of such Liens (other than as a result of a failure by Agent to make any necessary filings or maintain possession of any possessory collateral).

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Guarantor now holds or hereafter acquires any interest.

“Permitted Indebtedness” means:

(a) Guarantor’s Indebtedness under this Agreement;

(b) Indebtedness existing on the date of this Agreement and disclosed on Schedule 1 hereto;

(c) Subordinated Indebtedness;

(d) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of Guarantor’s business; and

(e) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (d) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon Guarantor.

“Permitted Investments” means:

(a) Investments disclosed on Schedule 1 hereto and existing on the date of this Agreement;

(b) (i) Investments consisting of cash and marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Services, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Services, (iii) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one (1) year from the date of investment therein, and (iv) money market accounts;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Guarantor;

(d) Investments consisting of Deposit Accounts, subject to Section 6.10;

(e) Investments in connection with Transfers permitted by Section 6.1;

(f) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of Guarantor pursuant to employee stock purchase plans or other similar agreements approved by Guarantor’s board of directors not to exceed (together with any Investments pursuant to clause (vii) of the defined term “Permitted Investments” in the Loan Agreement) $500,000 in the aggregate; and

(g) Investments in a Borrower.

“Permitted Liens” means

(a) Liens existing on the date of this Agreement and set forth on Schedule 1 hereto or arising under this Agreement;

(b) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Guarantor maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(d) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), provided that any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase; and

(e) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 9.8 of the Loan Agreement with respect to Section 9.6 referenced therein.

“Receivables” means (a) all of Guarantor’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (b) all customer lists, software, and business records related thereto.

“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions satisfactory to Agent in its sole discretion and subject to a subordination agreement in form and substance satisfactory to Agent in its sole discretion.

“Subsequent Financing” means any equity financing involving the sale and issuance of Guarantor’s Equity Interests to institutional investors, consummated after the Closing Date.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by Guarantor or in which Guarantor now holds or hereafter acquires any interest.

SECTION 11 – MISCELLANEOUS

11.1 Guarantor agrees to pay Agent’s and each Lenders’ reasonable documented out-of-pocket attorneys’ fees and all other reasonable costs and expenses which may be incurred by Agent or any Lender in the enforcement of this Agreement.

11.2 Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of Section 11.3(b) of the Loan Agreement.

11.3 Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.4 Agent and each Lender has the right, to sell, transfer or assign its interest in this Agreement in connection with a sale, transfer, or assignment of the Loan Agreement permitted thereunder without in any way affecting Guarantor’s liability under it. Guarantor shall not assign its obligations under this Agreement or any of the other Loan Documents without Agent’s express prior written consent, and any such attempted assignment shall be void and of no effect.

11.5 This Agreement shall inure to the benefit of Agent and each Lender the successors and assigns of Agent and each Lender. This Agreement is in addition to the guaranties of any other guarantors of the Secured Obligations.

11.6 Governing Law; Consent to Jurisdiction and Venue; Mutual Waiver of Jury Trial / Judicial Reference:

(a) This Agreement has been negotiated and delivered to Agent in the State of California, and shall have been accepted by Agent in the State of California. Payment to Agent and to any Lender by Guarantor of the Guarantor Obligations is due in the State of California. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Agent or Lenders from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Secured Obligations, or to enforce a judgment or other court order in favor of Agent or Lenders. Guarantor and Agent expressly submit and consent in advance to such jurisdiction in any action or suit commenced in any such court, and Guarantor and Agent hereby waive any objection that either party may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Guarantor and Agent hereby waive personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Guarantor or Agent at the applicable address set forth on the signature page hereto and that service so made shall be deemed completed upon the earlier to occur of Guarantor’s or Agent’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

(b) All judicial proceedings (to the extent that the reference requirement of Section 8.6(c) hereof is not applicable) arising in or under or related to this Agreement may be brought in any state or federal court located in the State of California. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (i) consents to nonexclusive personal jurisdiction in Santa Clara County, State of California; (ii) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (iii) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (iv) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.7, and shall be deemed effective and received as set forth in Section 11.7. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

(c) Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert Person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF GUARANTOR AND AGENT SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY GUARANTOR AGAINST AGENT OR ITS ASSIGNEE OR BY AGENT OR ITS ASSIGNEE AGAINST GUARANTOR. This waiver extends to all such Claims, including Claims that involve Persons other than Agent and Guarantor; Claims that arise out of or are in any way connected to the relationship among Guarantor and Agent; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement (other than to the extent arising from Agent’s gross negligence or willful misconduct).

(d) If the waiver of jury trial set forth in Section 11.6(c) is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Santa Clara County, California. Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.

(e) In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 11.6(d), any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

11.7 Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication that is required, contemplated, or permitted under this Agreement or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by electronic mail or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States of America mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

(a)	If to Agent:

HERCULES CAPITAL, INC.

Legal Department

Attention: Chief Legal Officer and Bryan Jadot

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

email: legal@htgc.com; bjadot@htgc.com

Telephone: 650-289-3060

(b)	If to Guarantor:

c/o YUMANITY THERAPEUTICS, INC.

Attention: Marie Epstein

40 Guest Street, Suite 4410

Boston, MA 02135

email: mepstein@yumanity.com

Telephone: 617-409-5284

With a copy to (which shall not constitute notice):

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attn: Mark D. Smith, Esq.

Email: marksmith@goodwinlaw.com

11.8 This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument. Delivery of an executed counterpart signature page of this Agreement by telecopier or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

11.9 The powers conferred upon Agent and Lenders by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Agent or Lenders to exercise any such powers. No omission or delay by Agent or any Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Guarantor at any time designated, shall be a waiver of any such right or remedy to which Agent or any Lender is entitled, nor shall it in any way affect the right of Agent or any Lender to enforce such provisions thereafter.

11.10 All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Agent and Lenders and shall survive the execution and delivery of this Agreement for so long as any Secured Obligations (other than contingent obligations for which no claim has been asserted) remain outstanding. Sections 1.5, 9, 11.6 and 11.9 shall survive the termination of this Agreement.

11.11 This Agreement shall constitute a Loan Document under the Loan Agreement.

[Signature begins on next page.]

IN WITNESS WHEREOF, the parties have executed this Unconditional Secured Guaranty and Pledge Agreement as of the date first set forth above.

GUARANTOR:

YUMANITY THERAPEUTICS, INC.,

(formerly known as Proteostasis Therapeutics, Inc.)

By:	/s/ Paulash Mohsen

Name:	Paulash Mohsen
Title:	Chief Business Officer

AGENT:

HERCULES CAPITAL, INC.,

By:	/s/ Jennifer Choe

Name:	Jennifer Choe
Title:	Associate General Counsel

[Signature Page to Unconditional Secured Guaranty and Pledge Agreement]